Exhibit 99

                   Kansas City, Missouri - October 16, 2003


Interstate Bakeries Corporation (NYSE-IBC) today announced a comprehensive, company-wide reorganization plan designed to respond to the changing market for its products and to meet evolving customer needs. The program will:

o     enhance the accountability and responsiveness of IBC's management,
o     raise standards for product quality,
o     improve IBC's ability to interact with customers, and
o realign the organization as part of an effort by management to strengthen operational excellence.

"This is the new IBC," said James Elsesser, IBC's Chief Executive Officer. "Our entire management team is committed to this restructuring plan. Its purpose is to make us more nimble, more consumer and customer focused, more cost conscious and, we hope, more profitable."

The reorganization comes as the baking industry evolves from a localized to a national model. Historically, baked goods companies served grocers and wholesale customers through a decentralized manufacturing and distribution system. Now, as national customers are demanding consistent pricing, products and service, the industry is shifting to more centralized management structures. IBC's ability to make these changes is enhanced by advances in technology that give its products longer shelf life and expand the market in which fresh baked goods from a particular bakery may be marketed.

IBC's reorganization was first announced to 150 company managers at a two-day meeting in Kansas City on September 29 and 30, 2003. "You are present at the creation of a new IBC," Elsesser told the managers. "We know that change is difficult, but the market is telling us that the time is right for making changes that will enhance our ability to compete in an evolving market for baked

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goods. We anticipate this reorganization will produce long-term benefits for our
Company, our customers, our stakeholders, and our employees and their families."

IBC is going to increase its focus on strategy and execution. The reorganization will provide for the development of one IBC strategy and consistent execution. Some functions that are now decentralized will be centralized. The Company's strategic functions will draw on best practices from within the Company and the industry, and implement them across IBC. The way IBC executes its human resources, sales and manufacturing functions will be the same across the entire Company. The operations organization will be charged with executing the strategy to high-quality and consistent standards.

"With this new organizational structure, our managers will be better able to concentrate on their areas of strength," Elsesser said. "We'll have our very best people in the jobs they are best suited to perform."

The Company announced the filling of three key operations assignments in the new organization. Robert P. Morgan will be responsible for Sales & Trade Marketing Strategy; Thomas Bartoszewski will be responsible for leading the Wholesale Bakery Unit's Eastern Division; and Richard D. Willson will be responsible for leading the Wholesale Bakery Unit's Western Division. Currently Messrs. Morgan, Bartoszewski, and Willson run IBC's three operating Divisions.

A major strategy to come out of the reorganization is the Company's intention to focus more on building its branded product lines from a more centralized organization. There will be a corresponding decrease in emphasis on regional or local private label products. "We have highly recognized national and regional brands with strong customer loyalty," Elsesser said. "We intend to build our brands and focus on higher-margin products in our portfolio."

New technologies will also be deployed as part of the reorganization. "With better information systems our decision making will be more fact-based so we can respond to changes in the marketplace more quickly and effectively," Elsesser said.


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The  reorganization  plan was  developed  over  several  months by a team of IBC executives, managers and consultants. The reorganization plan meshes well with an ongoing review of internal processes called Program SOAR, an acronym for Systems Optimization And Re-engineering. SOAR team members are looking for ways
to  rationalize   production  capacity,   eliminate   redundancies  and  enhance
profitability.

Interstate Bakeries Corporation is the nation's largest baker and distributor of fresh baked bread and sweet goods in the U.S., under various national brand names including Wonder, Hostess, Dolly Madison, Merita and Drake's. The Company, with 57 bread and cake bakeries located in strategic markets from coast-to-coast, is headquartered in Kansas City, Missouri.

For information, please contact:
Mark D. Dirkes
Senior Vice President-Corporate Marketing
Interstate Bakeries Corporation
12 E. Armour Boulevard
Kansas City, Missouri 64111
816-502-4000


FORWARD-LOOKING STATEMENTS

Some information contained in this press release may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are not historical in nature and include statements relating to our reorganization. The use of any of the words "designed," "will," "hope," "anticipate," "intend," "believe," and similar expressions are intended to identify uncertainties. We believe the expectations reflected in these forward-looking statements are reasonable. However, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially include, but are not limited to, increased costs or delays in implementing the decisions described in the release or other aspects of Program SOAR or other problems related thereto; actions of competitors, including pricing policy and promotional spending; the availability and costs of raw materials, packaging, fuels and utilities, and the ability to recover these costs in the pricing of products; the effectiveness of hedging activities; increased pension, health care, workers' compensation and other employee costs; the effectiveness of advertising and marketing spending; the availability of capital on acceptable terms; changes in general economic and business conditions (including in the bread and sweet goods markets); changes in consumer tastes or eating habits; any inability to protect our intellectual property rights; further consolidation in

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the  food  retail   industry;   future  product  recalls  or  safety   concerns;
expenditures necessary to carry out cost-saving initiatives and savings derived from these initiatives; changes in our business strategies; bankruptcy filings by customers; costs associated with environmental compliance and remediation; actions of governmental entities, including regulatory requirements; increased costs and uncertainties related to periodic renegotiation of union contracts; changes in our relationship with employees and the unions that represent them; the outcome of legal proceedings to which we are or may become a party, including the securities class actions filed after our February 11, 2003 press release; business disruption from terrorist acts, our nation's response to such acts and acts of war; and other factors. These statements speak only as of the date of this press release, and we disclaim any intention or obligation to update or revise any forward-looking statements to reflect new information, future events or developments or otherwise, except as required by law. We have provided additional information in our Annual Report on Form 10-K for our fiscal year ended May 31, 2003 and Form 10-Q for the quarter ended August 23, 2003 filed with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.